Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8) pertaining to the American Eagle Outfitters, Inc. Employee Stock Purchase Plan (Registration No. 333-3278), the American Eagle Outfitters, Inc. 1994 Restricted Stock Plan (Registration No. 33-79358), the American Eagle Outfitters, Inc. 1994 Stock Option Plan (Registration Nos. 333-44759, 333-79358, and 333-12661), and the American Eagle Outfitters, Inc. Stock Fund of American Eagle Outfitters, Inc. Profit Sharing and 401(k) Plan (Registration No. 33-84796), and the American Eagle Outfitters, Inc. Registration Statement (Form S-3) (Registration No. 333-68875) of our report dated February 24, 2000 (except for Note 12, as to which the date is March 6, 2000), with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in the Annual Report (Form 10-K) for the year ended January 29, 2000.

Pittsburgh, Pennsylvania
April 10, 2000